Exhibit 3.2
HCA INC.
AMENDED AND RESTATED BY-LAWS
ARTICLE I
MEETING OF STOCKHOLDERS
     Section 1. Place of Meeting and Notice. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.
     Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.
     Section 3. Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.
     Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.
     Section 5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.
ARTICLE II
DIRECTORS
     Section 1. Number, Election and Removal of Directors. The number of Directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The number of Directors shall be determined by the Board of Directors or by the stockholders. The Directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.
     Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President or Secretary if directed by the Board of Directors. Telegraphic, facsimile or written notice of each special meeting of the Board of Directors shall be sent to each Director not less than two hours before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors.
     Section 3. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.
     Section 4. Quorum and Acts of the Board and Committees. At all duly called meetings of the Board or committees thereof, a majority of the total number of Board or committee members (including at least one designee of each Investor Group (as defined below) that is entitled at that time to designate, and has designated, a Director, unless such requirement is waived by a designee of the applicable Investor Group), shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board or a committee, the Board or committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, however, that for any such reconvened meeting, a majority of the total number of Board or committee members (without regard to whether at least one designee of each Investor Group that is entitled at that time to designate, and has designated, a Director, is present) shall constitute a quorum for the transaction of business; provided further, however, that notice for any reconvened meeting shall have been given in accordance with Section 2 of this Article II. No action may be taken by the Board or any committee thereof under this Agreement without the consent of a majority of the Directors that are members of such body (including, for so long as there are at least two Sponsor Groups (as defined below) entitled to designate Directors to the Board, the consent of a Director designated by each of at least two Sponsor Groups and if there is only one Sponsor Group, such Sponsor Group) (the “Requisite Directors”). Each Board or committee member shall be entitled to one vote; provided, that, except to the extent prohibited by law, any Director shall be entitled to vote on behalf of another Director if such other Director is not present at a meeting of the Board or a committee and has given a proxy to vote at the applicable meeting to the attending Director. Any instrument or writing executed on behalf of the Corporation by any one or more of the members of the Board shall be valid and binding upon the Corporation when authorized by the Board in accordance with this Section 2 of Article II.
     For purposes of this Section, the following terms shall have the meanings set forth below:
     “Family Group” means, as of any date, any of the individuals or entities identified in Exhibit A to the Limited Liability Company Agreement of Hercules Holding II, LLC and their respective permitted transferees that from time to time hold any interest in the Hercules Holding II, LLC (“Parent”) or the Corporation.
     “Investor Group” means any Sponsor Group or the Family Group.
     “Sponsor Group” means, as applicable, (i) Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and Bain Capital Hercules Investors, LLC and their permitted transferees, in each case that from time to time hold any interest in Parent and its affiliates (the “Bain Group”), (ii) KKR Millennium Fund L.P., KKR PEI Investments, L.P., KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and their respective permitted transferees, in each case, that from time to time hold any interest in Parent and its affiliates (the “KKR Group”); and (iii) ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and their respective permitted transferees, in each case, that from time to time hold any interest in Parent and its affiliates (the “ML Group”).
ARTICLE III
OFFICERS
     The officers of the Corporation shall consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, one or more Vice Presidents, a Secretary, a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Any officer may have more than one title. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the Chief Executive Officer or President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.
ARTICLE IV
INDEMNIFICATION
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
     Section 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.
     Section 2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IV or otherwise.
     Section 3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article IV is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     Section 4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IV shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

     Section 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
     Section 7. Other Indemnification and Prepayment of Expenses. This Article IV shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE V
GENERAL PROVISIONS
     Section 1. Notices. Whenever any statute, the Certificate of Incorporation or these By-Laws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to Directors may also be given by facsimile or telegram.
     Section 2. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31.